CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Amendment to the Registration Statement on Form N-1A of Touchstone Global Growth Fund (the “Successor Fund”) and to the use of our report dated August 27, 2015 on the financial statements and financial highlights of DSM Global Growth Fund (the “Predecessor Fund”), a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 15, 2016